Exhibit 99.1

GLEACHER & COMPANY REPORTS FIRST QUARTER

2013 FINANCIAL RESULTS

NEW YORK, N.Y., May 9, 2013 — Gleacher & Company, Inc. (Nasdaq: GLCH) today reported net revenues from continuing operations of $26.9 million, net loss from continuing operations of ($13.7) million, and diluted loss per share of ($0.15).

Developments

•                  Q1 results benefited by performance of Investment Banking

•                  Company has exited its Fixed Income business

•                  ClearPoint, now a discontinued operation, closed on sale of substantially all of its assets to Homeward Residential, Inc., a wholly owned subsidiary of Ocwen Financial Corporation

•                  Company’s prospects uncertain

Recent Developments — Exit of Fixed Income Businesses

The Company has disclosed, in previous filings, various uncertainties that have adversely impacted counterparty relationships, employee turnover, and operating results.  These factors have impacted the overall stability of the Company’s platform, and have caused a significant decline in revenue for the first quarter of 2013.

Given these adverse developments, on April 5, 2013 the Company’s Board of Directors approved a plan to discontinue operations in its MBS & Rates and Credit Products Divisions.  The plan is expected to be completed by the end of the second quarter 2013.  Exiting these businesses, together with associated rightsizing of administrative and other support personnel, could impact up to approximately 160 employees.  The plan did not include the Company’s other business operations, principally Investment Banking.

The Company expects the total charge in connection with this plan will be between $15 million and $20 million.  Of the total charge, the Company estimates that between $11 million and $16 million will result in future cash expenditures.  The major costs associated with the plan, and an estimate of each, are as follows:

•                  between $11 million and $13 million related to severance and other compensation costs; and

•                  between $4 million and $7 million in costs associated with third-party vendor contracts and other costs (excluding lease commitments).

The Company is currently evaluating its alternatives with respect to its lease commitments, principally its headquarters in New York City, and is therefore unable to estimate a lease restructuring cost, if any, at this time. The lease on the Company’s headquarters relates to 84,000 square feet of space with an average cost per square foot of $62 and expires April 30, 2025.  The Company’s plans with regards to this space are uncertain pending the change in the board of directors, which will result from the 2013 Annual Stockholders Meeting to be held May 23.  If the Company determines to vacate some or all of this space, it could incur substantial lease restructuring expense, which it would seek to minimize through subleasing or other cost reduction measures.

The Company’s cash position, as of March 31, 2013, was approximately $90.0 million, which included approximately $37.6 million of excess equity (funds that are readily available to the Company) held at the firm’s clearing broker and approximately $12.0 million of deposits at clearing organizations.  As of May 6, 2013, the Company’s cash position increased to approximately $105 million, excluding remaining financial instruments owned of approximately $6 million, which are fully paid for.  The increase resulted from the sale of financial instruments owned and the collection of related principal and interest.  These cash inflows were partially offset by ongoing operating expenses, restructuring costs of approximately $6.0 million associated with the plan to exit Fixed Income, as well as estimated net trading losses of approximately $3.0 million to $4.0 million recognized by the MBS & Rates division in connection with its wind down, subsequent to March 31st.

The results of the Company’s MBS & Rates and Credit Products divisions, including the restructuring costs mentioned above, will be reported within discontinued operations in the second quarter of 2013.

Outlook

The Company’s ability to generate revenue and continue business operations subsequent to exiting its Fixed Income businesses depends principally on its Investment Banking activity, and in particular, generating fees for advisory services.  Given the Company’s state, its ability to generate future Investment Banking revenues is currently uncertain.  Unless the Company is able to generate significant Investment Banking revenues, or develop new and profitable business lines, the Company will continue to operate at a loss.

At the Company’s 2013 Annual Stockholders Meeting to be held May 23, the board of directors will be largely reconstituted, with director slates expected to be nominated by each of MatlinPatterson FA Acquisition LLC (“MatlinPatterson”) and affiliates of Clinton Group, Inc. (collectively, “Clinton”).  Clinton has filed preliminary materials with the Securities and Exchange Commission indicating that its slate of director nominees favors a turnaround plan that focuses on new business lines.  According to these materials, Clinton’s turnaround plan would include rebuilding the Company around Asset Management and related Investment Banking and other services.

MatlinPatterson has recently filed preliminary materials with the SEC indicating that its slate of directors envisions three potential avenues for optimizing stockholder value: winding down the Company’s business and distributing proceeds to the stockholders; pursuing a strategic alternative such as a merger or sale of the business; and re-investing the Company’s liquid assets in favorable opportunities.

Given these facts, the Company’s prospects are highly uncertain.

Summary of Financial Results

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except for per share amounts)	2013	2012	2012
	(Unaudited)	(Unaudited)	(Unaudited)
Consolidated Results

Net revenues — continuing operations	$26,850	$36,979	$48,966
Pre-tax loss from continuing operations	$(13,578)	$(11,404)	$(2,358)
Net loss from continuing operations	$(13,663)	$(11,597)	$(3,032)
Discontinued operations, net of taxes	$(4,308)	$335	$(1,652)

Earnings per share:
Diluted - continuing operations	$(0.11)	$(0.10)	$(0.03)
Diluted - discontinued operations	$(0.04)	$0.00	$(0.01)
Diluted earnings per share — total:	$(0.15)	$(0.09)	$(0.04)

Business Segment Results (Continuing Operations)
Net revenues:
Investment Banking	$15,032	$12,680	$4,533
MBS & Rates	(722)	6,081	20,331
Credit Products	11,825	16,039	21,716
Net revenues — operating segments	26,135	34,800	46,580
Other	715	2,179	2,386
Total	$26,850	$36,979	$48,966

Pre-tax (loss)/income from continuing operations:
Investment Banking	$3,345	$2,061	$579
MBS & Rates	(8,254)	(5,434)	5,487
Credit Products	(417)	(795)	(688)
Pre-tax (loss)/income — operating segments	(5,326)	(4,168)	5,378
Other	(8,252)	(7,236)	(7,736)
Total	$(13,578)	$(11,404)	$(2,358)

Investment Banking

Net revenues were $15.0 million for the quarter ended March 31, 2013, an improvement of $2.4 million compared to the prior-period quarter and $10.5 million compared to the first quarter of 2012.

The composition of the division’s investment banking revenues was as follows:

	Three Months Ended
	March 31,	December, 31	March 31,
(In thousands)	2013	2012	2012
	(Unaudited)	(Unaudited)	(Unaudited)

Advisory	$14,670	$12,636	$2,530
Capital Markets	362	44	2,003
Total:	$15,032	$12,680	$4,533

MBS & Rates

Net revenues were ($0.7) million for the quarter ended March 31, 2013, a decline of $6.8 million compared to the prior-period quarter and $21.1 million compared to the first quarter of 2012.  The net revenues for the first quarter of 2013 were comprised of sales and trading losses of $7.6 million, offset by net interest income of $6.8 million and investment banking revenues of $0.1 million.  The sales and trading losses were largely attributable to the previously disclosed adverse developments, which resulted in a number of our trading counterparties reducing or suspending trading activities with us.  In light of these developments, the Company reduced the size of the division’s balance sheet during the first quarter, suffering trading losses of approximately $5.0 million in connection with its efforts (sales and trading results also include prepayment losses on agency mortgage-backed securities positions).  The division also experienced lower net interest income during the current quarter, when compared to the prior periods, due to the lower average inventory levels.

Substantially all remaining financial instruments held by this division have since been sold.  In connection with this wind down, estimated net trading losses of approximately $3.0 million to $4.0 million are expected to be recognized in the second quarter of 2013.  The results of the MBS & Rates division will also be reclassified as a discontinued operation in the second quarter of 2013.

Credit Products

Net revenues were $11.8 million for the quarter ended March 31, 2013, a decline of $4.2 million compared to the prior-period quarter and $9.9 million compared to the first quarter of 2012.  On February 20, 2013, the Company confirmed the departure of approximately 20 professionals previously employed within this division.  These and other departures, as well as previously disclosed adverse developments, had a materially adverse impact on the division’s sales and trading activities.

The results of the Credit Products division will be reclassified as a discontinued operation in the second quarter of 2013.

Other

Net revenues were $0.7 million for the quarter ended March 31, 2013, a decline of $1.5 million compared to the prior-period quarter and $1.7 million compared to the first quarter of 2012.  The declines in other revenues include reduced cost of capital charges to the MBS & Rates division (which are eliminated within the consolidated results) due to lower average inventory levels.  In addition, net revenues were lower when compared to the prior-period quarter due to changes in value of the Company’s FATV investment.

Consolidated Compensation and Benefits Expenses (from continuing operations)

Compensation and benefits expense from continuing operations was $29.1 million for the quarter ended March 31, 2013, a decline of $9.2 million compared to the prior-period quarter, and a decline of $10.3 million compared to the first quarter of 2012.  These declines are primarily attributable to the declines in sales and trading revenues within the MBS & Rates and Credit Products divisions, as a significant portion of compensation within these divisions is variable.  However, the Company’s compensation and benefits expense as a percentage of net revenues from continuing operations was 108.4% for the first quarter of 2013, adversely affected by the previously mentioned trading losses incurred in connection with the MBS & Rates division reducing the size of its balance sheet, as well as the ratio of fixed compensation costs firm-wide in relation to the reduced revenues.  Fixed compensation costs are expected to be reduced in connection with the Company’s previously mentioned restructuring, which is expected to impact up to 160 employees.

Consolidated Non-Compensation Expenses (from continuing operations)

Non-compensation expenses from continuing operations were $11.3 million for the quarter ended March 31, 2013, compared to $10.0 million for the prior-period quarter and $11.9 million for the first quarter of 2012.  The increase in non-compensation expenses from continuing operations of $1.3 million when compared to the prior-period quarter included higher professional fees incurred in connection with the developments leading up to the Company’s decision to exit the MBS & Rates and Credit Products businesses, effective in the second quarter of 2013.  Non-compensation expenses from continuing operations decreased $0.6 million when compared to the first quarter of 2012, and included lower clearing, settlement and brokerage expenses on lower trading volumes.

Provision for Income Taxes

Quarter Ended March 31, 2013

The Company provided for a full valuation allowance against the net operating losses generated during the quarter ended March 31, 2013, resulting in no income tax benefit.   Income tax expense of $0.1 million is due to state franchise taxes and interest expense on uncertain tax positions.

Discontinued Operations

The Company has classified the results of ClearPoint as discontinued operations due to the sale of substantially all of ClearPoint’s assets on February 22, 2013.  This includes the reclassification of ClearPoint’s results for prior periods in order to conform to the current period presentation.  Discontinued operations also include residual profits and losses related to the Equities division due to the Company’s decision to exit this business on August 22, 2011.

Results of these discontinued operations are presented in the following table:

	Three Months Ended
	March 31,		December 31,	March 31,
(In thousands)	2013		2012	2012
	(Unaudited)		(Unaudited)	(Unaudited)

Net revenues
ClearPoint	$4,408		$13,615	$15,545
Equities division	76		—	37
Total net revenues	4,484		13,615	15,582
Total expenses (excluding interest)
ClearPoint	8,711		13,504	18,469
Equities division	81		(224)	(73)
Total expenses	8,792		13,280	18,396
(Loss)/income from discontinued operations before income taxes	(4,308	)*	335	(2,814)
Provision for income taxes	—		—	(1,162)
(Loss)/income from discontinued operations, net of taxes	$(4,308)		$335	$(1,652)

*Included within the table above for the three months ended March 31, 2013 is (i) a ClearPoint restructuring charge of approximately $2.8 million and (ii) a loss of approximately $1.1 million on ClearPoint assets sold to Homeward.

Summary Results of Operations

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except for per share amounts)	2013	2012	2012
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Principal transactions	$(6,999)	$(4,332)	$8,499
Commissions	10,181	18,240	19,151
Investment banking	15,173	12,765	6,678
Investment gains/(losses), net	172	1,077	132
Interest income	8,966	10,379	16,761
Fees and other	964	675	514
Total revenues	28,457	38,804	51,735
Interest expense	1,607	1,825	2,769
Net revenues	26,850	36,979	48,966
Non-interest expenses
Compensation and benefits	29,115	38,336	39,392
Professional fees	3,227	2,601	3,556
Communications and data processing	3,147	3,013	3,252
Occupancy, depreciation and amortization	1,908	2,080	1,916
Clearing, settlement and brokerage	1,009	838	1,570
Business development	753	863	918
Other	1,269	652	720
Total non-interest expenses	40,428	48,383	51,324
Loss from continuing operations before income taxes and discontinued operations	(13,578)	(11,404)	(2,358)
Income tax expense	85	193	674
Loss from continuing operations	(13,663)	(11,597)	(3,032)
(Loss)/income from discontinued operations, net of taxes	(4,308)	335	(1,652)
Net loss	$(17,971)	$(11,262)	$(4,684)

Earnings per share:
Basic (loss)/income per share
Continuing operations	$(0.11)	$(0.10)	$(0.03)
Discontinued operations	(0.04)	0.00	(0.01)

Net loss per share	$(0.15)	$(0.09)	$(0.04)

Diluted (loss)/income per share
Continuing operations	$(0.11)	$(0.10)	$(0.03)
Discontinued operations	(0.04)	0.00	(0.01)

Net loss per share	$(0.15)	$(0.09)	$(0.04)

Weighted average number of shares of common stock:
Basic	119,510	118,977	119,510
Diluted	119,510	118,977	119,510

Consolidated Statement of Financial Condition (Unaudited)

	March 31,	December 31,
(In thousands, except for share and per share amounts)	2013	2012
Assets:
Cash and cash equivalents	$40,412	$44,868
Cash and securities segregated for regulatory and other purposes	6,000	13,000
Securities purchased under agreements to resell	20,816	—
Receivables from
Brokers, dealers and clearing organizations	13,437	12,824
Related parties	1,474	1,474
Other	10,078	12,563
Financial instruments owned, at fair value	479,232	1,096,181
Loans held for sale, ClearPoint, at fair value	7,693	—
Investments	21,597	20,478
Office equipment and leasehold improvements, net	4,507	5,311
Goodwill	1,212	1,212
Intangible assets	4,551	5,303
Income taxes receivable	4,379	7,394
Deferred tax assets, net	—	—
Other assets	10,008	9,030
Total Assets	$625,396	$1,229,638
Liabilities and Stockholders’ Equity
Liabilities
Payables to:
Brokers, dealers and clearing organizations	$409,213	$638,009
Related parties	2,984	2,944
Other	2,684	2,251
Securities sold under agreements to repurchase	—	159,386
Securities sold, but not yet purchased, at fair value	21,713	132,730
Secured borrowings, ClearPoint	4,272	64,908
Accrued compensation	9,568	34,199
Accounts payable and accrued expenses	7,519	9,866
Income taxes payable	3,827	3,755
Subordinated debt	595	595
Total Liabilities	462,375	1,048,643
Stockholders’ Equity
Common stock ($.01 par value; authorized 200,000,000 shares)	1,337	1,337
Additional paid-in capital	454,779	453,938
Deferred compensation	124	124
Accumulated deficit	(281,548)	(263,577)
Treasury stock, at cost	(11,671)	(10,827)
Total Stockholders’ Equity	163,021	180,995
Total Liabilities and Stockholders’ Equity	$625,396	$1,229,638

Common stock (in shares)
Shares issued:	133,769,219	133,769,219
Shares outstanding:	122,942,752	124,440,655

Treasury stock (in shares):	10,826,467	9,328,564

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent investment bank that provides clients with strategic and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis. For more information, please visit www.gleacher.com.

Forward Looking Statements

This press release contains “forward-looking statements.”  These statements are not historical facts but instead represent the Company’s belief or plans regarding future events, many of which are inherently uncertain and outside of the Company’s control.  The Company often, but not always, identifies forward-looking statements by using words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “target,” “expect,” “continuing,” “ongoing,” “believe” and “intend.”  The Company’s forward-looking statements are based on facts as the Company understands them at the time the Company makes any such statement as well as estimates and judgments based on these facts.  The Company’s forward-looking statements may turn out to be inaccurate for a variety of reasons, many of which are outside of its control.  Factors that could render the Company’s forward-looking statements subsequently inaccurate include the conditions of the securities markets, generally, and demand for the Company’s services within those markets, the risk of further credit rating downgrades of the U.S. government by major credit rating agencies, the impact of international and domestic sovereign debt uncertainties, the possibilities of localized or global economic recession and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission.  You are cautioned not to place undue reliance on forward-looking statements.  The Company does not undertake to update any of its forward-looking statements.  Also, the Company’s board of directors will be largely reconstituted at the 2013 Annual Stockholders Meeting to be held May 23.  The directors elected at that meeting could subsequently make decisions that fundamentally change the Company.

For Additional Information Please Contact:

Investor Contact	Media Contact
Gleacher & Company, Inc.	Rubenstein Associates
Thomas J. Hughes	Marcia Horowitz
Chief Executive Officer	212.843.8014
212.273.7100